Filed Pursuant to Rule 424(b)(2)
Registration No. 333-203127

PROSPECTUS SUPPLEMENT

(To prospectus dated April 23, 2015)

$400,000,000

Host Hotels & Resorts, L.P.

4.500% Series F Senior Notes due 2026

We are offering $400 million aggregate principal amount of 4.500% Series F senior notes due 2026. We will pay interest on the Series F senior notes in arrears on February 1 and August 1 of each year, commencing February 1, 2016. The Series F senior notes will mature on February 1, 2026. We have the option to redeem the Series F senior notes in whole or in part at the redemption prices described under the caption “Description of Series F Senior Notes—Optional Redemption” in this prospectus supplement.

The Series F senior notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and will be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and to the indebtedness of our subsidiaries. See “Description of Series F Senior Notes—Ranking” in this prospectus supplement.

The Series F senior notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Series F senior notes on any securities exchange or for inclusion of the Series F senior notes in any automated quotation system.

Investing in our Series F senior notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Note	Total
Public offering price (1)	99.680%	$398,720,000
Underwriting discount	0.650%	$2,600,000
Proceeds, before expenses, to us (1)	99.030%	$396,120,000

(1)	Plus accrued interest from October 14, 2015, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Series F senior notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about October 14, 2015.

Joint Book-Running Managers
BofA Merrill Lynch	J.P. Morgan	Goldman, Sachs & Co.	Deutsche Bank Securities

Senior Co-Managers
BNY Mellon Capital Markets, LLC	Credit Agricole CIB	Scotiabank	Wells Fargo Securities

Junior Co-Managers
PNC Capital Markets LLC	SunTrust Robinson Humphrey	US Bancorp	BBVA	Morgan Stanley

RBC Capital Markets	Regions Securities LLC	SMBC Nikko	UBS Investment Bank

The date of this prospectus supplement is October 8, 2015

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain registered trademarks, service marks and brand names that are the exclusive property of their respective owners, which are companies other than us, including Marriott®, Ritz-Carlton®, Hyatt®, Fairmont®, Hilton®, Renaissance®, Westin®, Sheraton®, W®, The Luxury Collection®, St. Regis®, Swissôtel®, Le Meridien®, Novotel®, ibis® and Pullman®. None of the owners of these trademarks, service marks or brand names, their affiliates or any of their respective officers, directors, agents or employees, is an issuer or underwriter of the debt securities being offered hereby. In addition, none of such persons has or will have any responsibility or liability for any information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our Series F senior notes. These documents contain important information you should consider before making your investment decision. This prospectus supplement describes the terms of the offer and sale of the Series F senior notes. The accompanying prospectus contains information about our debt securities generally. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

Unless this prospectus supplement otherwise indicates or the context otherwise requires, references to “Host Inc.” mean Host Hotels & Resorts, Inc. and references to “Host L.P.” mean Host Hotels & Resorts, L.P. and its consolidated subsidiaries in cases where it is important to distinguish between Host Inc. and Host L.P. We use the terms “we,” “our” or “the company” to refer to Host Inc. and Host L.P. together, unless the context indicates otherwise. Host Inc. and Host L.P. file combined periodic reports with the Securities and Exchange Commission (the “Commission” or “SEC”), certain of which are incorporated by reference herein. References to “existing senior notes” herein include our Series V, Series Z, Series B, Series C, Series D and Series E senior notes currently outstanding. References to “non-investment grade notes” include our Series V, Series Z, Series B and Series C senior notes currently outstanding and issued before we attained an investment grade rating. References to “investment grade notes” include our Series D and Series E senior notes currently outstanding and issued after we attained an investment grade rating. The Series F senior notes offered hereby will be issued pursuant to an indenture dated as of May 15, 2015 (the “Indenture”). References to “senior notes” herein include the existing senior notes issued pursuant to the Amended and Restated Indenture dated as of August 5, 1998 (the “1998 Indenture”), the Series E senior notes issued pursuant to the Indenture, any future senior notes that we may issue under the Indenture and the Exchangeable Senior Debentures (as defined in this prospectus supplement).

S-ii

FORWARD-LOOKING STATEMENTS

Information included and incorporated by reference in this prospectus supplement and the accompanying prospectus contains forward-looking statements that relate to our future performance and plans, results of operations, capital expenditures, expectations, acquisitions, divestitures and operating costs. Because these forward-looking statements involve numerous known and unknown risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. Forward-looking statements are based on management’s beliefs, assumptions made by, and information currently available to, management that may be incorrect or imprecise and we may not be able to realize them. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the effect on lodging demand of (i) changes in national and local economic and business conditions, including concerns about the duration and strength of U.S. economic growth and global economic prospects and the value of the U.S. dollar, and (ii) other factors such as natural disasters, weather, pandemics, changes in the international political climate, and the occurrence or potential occurrence of terrorist attacks, all of which will affect occupancy rates at our hotels and the demand for hotel products and services;

•	the impact of geopolitical developments outside the United States, such as the pace of the economic recovery in Europe, the slowing of growth in emerging markets such as China and Brazil, or unrest in the Middle East, which could affect the relative volatility of global credit markets generally, global travel and lodging demand, including with respect to our foreign hotel properties;

•	the continuing volatility in global financial and credit markets, and the impact of budget deficits and pending and future U.S. governmental action to address such deficits through reductions in spending and similar austerity measures, which could materially adversely affect U.S. and global economic conditions, business activity, credit availability, borrowing costs, and lodging demand;

•	operating risks associated with the hotel business, including the effect of increasing labor costs or changes in workplace rules that affect labor costs;

•	the effect of rating agency downgrades of our debt securities on the cost and availability of new debt financings;

•	the reduction in our operating flexibility and the limitation on our ability to pay dividends and make distributions resulting from restrictive covenants in our debt agreements, which limit the amount of distributions from Host L.P. to Host Inc., and other risks associated with the level of our indebtedness or related to restrictive covenants in our debt agreements, including the risk of default that could occur;

•	our ability to maintain our properties in a first-class manner, including meeting capital expenditures requirements, and the effect of renovations, including temporary closures, on our hotel occupancy and financial results;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with our expectations;

•	relationships with property managers and joint venture partners and our ability to realize the expected benefits of our joint ventures and other strategic relationships;

S-iii

•	our ability to recover fully under our existing insurance policies for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance policies on our properties on commercially reasonable terms;

•	the effect of a data breach or significant disruption of hotel operator information technology networks as a result of cyber attacks;

•	the effects of tax legislative action and other changes in laws and regulations, or the interpretation thereof, including the need for compliance with new environmental and safety requirements;

•	the ability of Host Inc. and each of the real estate investment trust (“REIT”) entities acquired, established or to be established by Host Inc. to continue to satisfy complex rules in order to qualify as REITs for federal income tax purposes, Host L.P.’s ability to satisfy the rules required to maintain its status as a partnership for federal income tax purposes, and Host Inc.’s and Host L.P.’s ability and the ability of our subsidiaries, and similar entities to be acquired or established by us, to operate effectively within the limitations imposed by these rules; and

•	risks associated with our ability to execute our dividend policy, including factors such as investment activity, operating results and the economic outlook, any or all of which may influence the decision of Host Inc.’s board of directors to pay future dividends at levels previously disclosed or to use available cash to make special dividends.

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein and in the accompanying prospectus and under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and in our other filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus supplement or the accompanying prospectus, as applicable, or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus supplement and the accompanying prospectus, are qualified in their entirety by this statement. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

The Company

Host Hotels & Resorts, Inc. is a Maryland corporation that operates as a self-managed and self-administered REIT. Host Inc. owns properties and conducts operations through Host Hotels & Resorts, L.P., a Delaware limited partnership, of which Host Inc. is the sole general partner and in which it holds approximately 99% of the partnership interests as of October 1, 2015. Host Inc. has the exclusive and complete responsibility for Host L.P.’s day-to-day management and control.

Host Inc. is an S&P 500 and Fortune 500 company and is the largest lodging REIT and one of the largest owners of luxury and upper-upscale hotels. As of October 1, 2015, we own 94 properties in the United States and 16 properties internationally totaling approximately 58,000 rooms. The Company also holds non-controlling interests in five joint ventures, including one in Europe that owns 18 hotels with approximately 6,200 rooms and one in Asia that has interests in four hotels in Australia and India. We have made progress with respect to the sale of several of our international properties and expect to close those sales over the next 60 days, subject to standard closing conditions. In connection with the sale of certain of these properties, we intend to exit the Asia-Pacific market. There can be no assurance as to when such transactions will be consummated or the final terms of any such transactions.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817. Our phone number is (240) 744-1000. Our Internet website address is www.hosthotels.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or the accompanying prospectus.

Recent Developments

Quarter Ended September 30, 2015 Update

After achieving 5% comparable hotel revenue per available room (“RevPAR”) growth on a constant dollar basis in July, we experienced weak comparable hotel RevPAR growth of just 0.7% in August due to soft leisure business in the United States and lower than expected growth at our international properties. While we have not received September results, the August trends are expected to continue into September, and may impact our fourth quarter operations. Based on this information, we estimate our 2015 full year comparable RevPAR growth on a constant dollar basis to be in the 4.0% to 4.5% range. There can be no assurances that the projected growth in RevPAR will be attained for any number of reasons, including, but not limited to, slower than anticipated growth in the economy or business investment, or changes in travel patterns, all of which can effect lodging demand at our properties, see “Forward Looking Statements.”

Term Loan

On September 10, 2015, we exercised the accordion feature of our Credit Facility (as defined herein) to borrow an additional $300 million term loan. We also have the option to borrow an additional $200 million in term loans on a delayed basis through March 2016. See “Description of Other Indebtedness—Credit Facility—General” for additional information regarding the New Term Loan (as defined herein).

2.50% Exchangeable Debentures

On September 14, 2015, Host L.P. notified holders of its outstanding 2.50% Exchangeable Senior Debentures that the holders have an option, pursuant to the terms of the debentures, to require Host L.P. to purchase, on October 15, 2015, all or a portion of such holders’ debentures at a price equal to 100% of the aggregate principal amount of the debentures. Host L.P. will pay the aggregate purchase price of any debentures tendered solely in cash. If all outstanding debentures are surrendered for purchase, the aggregate cash purchase price will be $391.3 million, the current outstanding aggregate principal amount of the debentures. Holders that do not surrender their debentures for purchase will maintain the right to exchange their debentures, subject to the terms, conditions and adjustments applicable to the debentures. The debentures are currently exchangeable and the exchange price, which is subject to adjustment for dividends, is equivalent to a Host Inc. share price of $12.45. Based on Host Inc.’s current stock price, the exchange value of the debentures exceeds the cash purchase price. Host L.P. has filed a Tender Offer Statement on Schedule TO for the debentures with the Commission. In addition, documents specifying the terms, conditions and procedures for surrendering and withdrawing debentures for purchase, including the notices to holders, are available through The Depository Trust Company and the paying agent for the debentures, which is The Bank of New York Mellon.

In October 2015, subject to market conditions, Host L.P. intends to give notice that it will redeem all of its currently outstanding debentures at a cash redemption price of 100% of the principal amount plus accrued interest to the redemption date. As noted above, the exchange value of these securities currently exceeds the cash redemption price. If this continues, we would expect holders to elect to exchange their debentures at the exchange value rather than receive the redemption price at par. We intend to settle any exchange in shares of Host Inc.’s common stock and the exchange value is equal to the applicable exchange rate, currently 80.3053 shares of Host Inc. common stock per $1,000 of debentures (for an equivalent share price of $12.45). If all of the debentures are exchanged, this would result in the issuance of approximately 32.1 million shares of common stock by Host Inc. (including shares issued for debentures already exchanged). The exchange rate is adjusted for certain circumstances, including the payment of common dividends by Host Inc. For more information on these securities, see “Description of Other Indebtedness—Senior Notes—Exchangeable Senior Debentures.”

Share Repurchases

Host Inc.’s board of directors has authorized a program to repurchase up to $500 million of common stock of Host Inc. The common stock may be purchased in the open market or through private transactions from time to time through December 31, 2016, dependent upon market conditions. During the period from July 1, 2015 to October 6, 2015, we repurchased 14.7 million shares at an average price per share of $17.76 for a total purchase price of approximately $261 million. For the year-to-date through October 6, 2015, Host Inc. has repurchased approximately 21.3 million shares for $393 million. Host Inc. has approximately $107 million of repurchase capacity remaining under the program. Host L.P. has provided the funds used for Host Inc.’s stock repurchase program and to date has funded approximately $393 million for a corresponding reduction of approximately 20.8 million partnership units.

The Offering

The summary below describes the principal terms of the Series F senior notes. Many of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the Series F senior notes, see the section entitled “Description of Series F Senior Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus. For purposes of this section, references to “we,” “our” or “us” refer only to Host Hotels & Resorts, L.P. and its successors and not to our subsidiaries.

Issuer	Host Hotels & Resorts, L.P., a Delaware limited partnership.

Securities Offered	$400,000,000 aggregate principal amount of 4.500% Series F senior notes due 2026.

Maturity	February 1, 2026.

Interest	Interest on the Series F senior notes will accrue at an annual rate of 4.500%. We will pay interest on the Series F senior notes in arrears on February 1 and August 1 of each year, commencing February 1, 2016.

Ranking	The Series F senior notes will be senior unsecured obligations, will rank senior to all of our future subordinated indebtedness and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, including our Credit Facility and our existing and future series of senior notes.

The Series F senior notes and the existing senior notes will be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and to the indebtedness of our subsidiaries. For further information on ranking, see “Risk Factors—The Series F senior notes are effectively subordinated to our secured debt and to the liabilities of our subsidiaries,” “Description of Other Indebtedness” and “Description of Series F Senior Notes—Ranking” in this prospectus supplement.

As of June 30, 2015, as adjusted to give effect to the offering of the Series F senior notes, the use of proceeds therefrom, the $300 million draw under the New Term Loan, an anticipated $100 million draw under the New Term Loan and other borrowings and debt repayments, we and our subsidiaries would have had approximately $4.4 billion of total debt. This includes approximately $389 million of debt secured by mortgage liens on various hotel properties and related assets of ours and our subsidiaries, which is effectively senior to the Series F senior notes. See “Capitalization.” As of June 30, 2015, we had no subordinated indebtedness.

Optional Redemption	The Series F senior notes will be redeemable in whole or in part at any time at our option. If the Series F senior notes are redeemed prior to 90 days before maturity, the redemption price will be 100% of their principal amount, plus the Make-Whole Premium described in this prospectus supplement, plus accrued and unpaid interest to, but excluding, the applicable redemption date.

Within the period beginning on or after 90 days before maturity, we may redeem the Series F senior notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable redemption date.

For more details, see the section entitled “Description of Series F Senior Notes—Optional Redemption.”

Certain Covenants	The indenture governing the Series F senior notes, among other things, restricts our ability and the ability of our subsidiaries to:

•	incur additional secured and unsecured indebtedness without satisfying certain financial metrics; and

•	sell all or substantially all assets or merge with or into other companies.

These limitations are subject to important exceptions and qualifications. See “Description of Series F Senior Notes” in this prospectus supplement.

No Limitation on Incurrence of Indebtedness	Subject to compliance with covenants relating to our aggregate debt, maintenance of total unencumbered assets, debt service and secured aggregate debt, the Indenture does not limit the amount of debt that we may issue under the indenture or otherwise.

Guarantees	The Series F senior notes will not be guaranteed by Host Inc. or any of our direct or indirect subsidiaries. Under certain circumstances, certain of our direct and indirect subsidiaries, in the future, may be required to guarantee the Series F senior notes, as well as certain of our other outstanding indebtedness, including the existing senior notes and the Credit Facility. Even if we are required to provide for subsidiary guarantors in the future, those subsidiaries may be released without the consent of holders under certain circumstances. See “Description of Series F Senior Notes—Certain Covenants—Future Guarantees” in this prospectus supplement.

Security	The Series F senior notes will not be secured by any of our assets or the assets of our subsidiaries. Under certain circumstances, certain of our direct and indirect subsidiaries, in the future, may be required to pledge their equity interests as security for the Series F senior notes, as well as certain of our other outstanding indebtedness, including the existing senior notes and the Credit Facility. Even if our subsidiaries are required to provide security in the future, such security may be released without the consent of holders under certain circumstances. See “Description of Series F Senior Notes—Certain Covenants—Future Pledges” in this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds from the sale of the Series F senior notes, together with cash on hand and an additional $100 million draw under the New Term Loan, to redeem all of Host L.P.’s $500 million aggregate principal amount of 6% Series V senior notes due 2020 at an aggregate redemption price of $515 million. Pending application of the net proceeds, we may invest the net proceeds in short-term securities. See “Use of Proceeds” in this prospectus supplement.

Absence of Public Market	The Series F senior notes are new securities. We cannot assure you that any active or liquid market will develop for the Series F senior notes. See “Underwriting—New Issue of Notes” in this prospectus supplement.

Other Relationships	Certain of the underwriters or their affiliates participate in, or are lenders under, our Credit Facility. In addition, certain of the underwriters or their affiliates may also hold our 6% Series V senior notes due 2020 and, as a result of the redemption thereof as set forth under the heading “Use of Proceeds” in this prospectus supplement, may receive a portion of the net proceeds from this offering. See “Underwriting—Other Relationships.”

Risk Factors	You should read carefully the “Risk Factors” beginning on page S-6 of this prospectus supplement and set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference, as well as the risk factors discussed in the periodic reports and other documents we file from time to time with the Commission and which we incorporate into this prospectus supplement by reference.

Trustee	The Bank of New York Mellon.

RISK FACTORS

Your investment in our Series F senior notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as the risk factors discussed in the accompanying prospectus, our Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequently filed periodic reports which are incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether an investment in our Series F senior notes is suitable for you.

The Series F senior notes are effectively subordinated to our secured debt and to the liabilities of our subsidiaries.

The Series F senior notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness, which currently includes our existing senior notes, the Exchangeable Senior Debentures and indebtedness under our Credit Facility, including the Term Loans (as defined herein) under the Credit Facility. However, the Series F senior notes will be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness. The indenture governing the Series F senior notes places limitations on our ability to incur secured indebtedness, but does not prohibit us from incurring secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the Series F senior notes, until such secured indebtedness is satisfied in full. As of June 30, 2015, we had outstanding approximately $389 million of indebtedness that is secured by mortgage liens on various of our hotel properties and related assets.

The Series F senior notes will also be effectively subordinated to all existing and future unsecured and secured liabilities of our subsidiaries. Therefore holders of our debt, including the Series F senior notes, will be subject to the prior claims of each of such subsidiary’s creditors, including trade creditors. As of June 30, 2015, our subsidiaries had outstanding approximately $54 million of cash liabilities (not including mortgage debt) that is effectively senior to the Series F senior notes offered hereby.

The terms of our debt place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks.

The Indenture governing the Series F senior notes and the 1998 Indenture contain covenants that place restrictions on us and our subsidiaries, and will, among other things, restrict our ability and the ability of our subsidiaries to:

•	incur additional secured and unsecured indebtedness without satisfying certain financial metrics; and

•	conduct acquisitions, mergers or consolidations unless the successor entity in such transaction assumes our indebtedness.

In addition to the above listed covenants, certain covenants in our Credit Facility place restrictions on our ability and the ability of our subsidiaries to:

•	sell assets without using the proceeds from such sales for certain permitted uses or to make an offer to repay or repurchase outstanding indebtedness;

•	make distributions without satisfying certain financial metrics; and

•	conduct transactions with affiliates other than on an arm’s-length basis.

Additionally, certain covenants in our Credit Facility require us and our subsidiaries to meet financial performance tests. The restrictive covenants in our Indenture, the 1998 Indenture, our Credit Facility and the documents governing our other debt (including our mortgage debt) will reduce our flexibility in conducting our operations and will limit our ability to engage in activities that may be in our long-term best interest. Failure to comply with these restrictive covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt. For a detailed description of the covenants and restrictions imposed by the documents governing our indebtedness, see “Description of Other Indebtedness” and “Description of Series F Senior Notes.”

The terms of our Series F senior notes contain different, and in some cases less restrictive, covenants than our existing senior notes issued before we attained an investment grade rating, including with respect to an offer to repurchase in the event of a change of control.

Our outstanding non-investment grade notes require that upon the occurrence of certain change of control events, we will be required to offer to repurchase all of our non-investment grade notes. However, the Series F senior notes offered hereby (like our other investment grade notes) will not have this requirement. In addition, a change of control will be an event of default under our Credit Facility. We may not have sufficient funds to pay for such a required repurchase, and we may not be able to arrange for the financing necessary to make those payments on favorable terms or at all. Our failure to pay amounts due in respect of a change of control may constitute an event of default under the non-investment grade notes and a cross-default under the Credit Facility, which could permit the holders of that indebtedness to require the immediate repayment of that indebtedness in full. Moreover, any acceleration of or default in respect of the non-investment grade notes could, in turn, constitute an event of default under other debt instruments or agreements, including the Series F senior notes offered hereby, thereby resulting in the acceleration and required repayment of that other indebtedness. Any of these events could materially adversely affect our ability to make payments of principal and interest on the Series F senior notes when due and could prevent us from making those payments altogether.

Additionally, our existing senior notes currently have an investment grade rating from both Moody’s Investors Services, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“Standard & Poor’s”). As a result, many of the restrictive covenants contained in the 1998 Indenture governing the non-investment grade notes are not applicable, as they do not apply for so long as such series of notes maintain an investment grade rating from both Moody’s and Standard & Poor’s. However, in the event that our existing notes are no longer rated investment grade by either or both of Moody’s and Standard & Poor’s, covenants applicable to our non-investment grade notes will become more restrictive in certain cases than the covenants applicable to our investment grade notes and the Series F senior notes offered hereby. For example, we may be required to use proceeds from asset sales to pay down the Credit Facility or repurchase the non-investment grade notes, but not our investment grade notes or the Series F senior notes offered hereby. For a more detailed description of the covenants that will be reinstated in the event that the existing senior notes are no longer rated investment grade by either or both of Moody’s and Standard & Poor’s, see “Description of Other Indebtedness—Senior Notes—Non-Investment Grade Notes Restrictive Covenants.” The reinstatement of the covenants under the non-investment grade notes may reduce our flexibility in conducting our operations and our ability to engage in activities will be more restricted. The failure to comply with these more restrictive covenants could result in the acceleration of a substantial portion of our debt.

The Series F senior notes or a future guarantee thereof may be deemed a fraudulent transfer.

Our obligations under the Series F senior notes may be subject to review under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws in the event of our bankruptcy or other financial difficulty. Our Series F senior notes could be voided or claims under the Series F senior notes could be subordinated to all our other debts if, among other things, we, at the time we incurred the indebtedness:

(1)	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and

(2)	either:

(a)	were insolvent or rendered insolvent by reason of such incurrence;

(b)	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

(c)	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

Although the Series F senior notes are not guaranteed by any of our direct or indirect subsidiaries, the current terms of the Credit Facility provide that in the event that Host L.P.’s leverage ratio exceeds 6.0x for two consecutive fiscal quarters at a time Host L.P. does not have an investment grade long-term unsecured debt rating, subsidiary guarantees would be required. Pursuant to the terms of the Indenture governing the Series F senior notes, such subsidiary guarantees of the Credit Facility would trigger the requirement that the Series F senior notes be guaranteed on a pro rata basis with the Credit Facility. The guarantees under the Series F senior notes may be subject to review under the same laws as the Series F senior notes in the event of a guarantor’s bankruptcy or other financial difficulty. In that event, if a court were to find that when the guarantee was issued by such guarantor, the factors in clauses (1) and (2) above applied to such guarantor, or that the guarantee was issued with actual intent to hinder, delay or defraud creditors, the court could cause any payment by that guarantor pursuant to its guarantee to be voided and returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In such event, the Series F senior notes would be structurally subordinated to the indebtedness and other liabilities of such subsidiary.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, Host L.P. or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•	the present fair value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We can offer no assurance as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

There is no established trading market for the Series F senior notes and there may be limited trading of the Series F senior notes.

The Series F senior notes are a new issue of securities with no established trading market and we do not intend to have the Series F senior notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. We have been informed by the underwriters that they intend to make a market in the Series F senior notes after this offering is completed. However, the underwriters are not obligated to do so and may cease their market-making at any time without notice. The liquidity of the trading market in the Series F senior notes and the market price quoted for the Series F senior notes may be adversely affected by:

•	changes in the overall market for investment grade securities;

•	changes in our financial performance or prospects;

•	prospects for companies in our industry generally;

•	the number of holders of the Series F senior notes;

•	the interest of securities dealers in making a market for the Series F senior notes;

•	prevailing interest rates; and

•	the credit rating of our indebtedness, including the Series F senior notes.

As a result, we cannot assure you that an active trading market will develop for the Series F senior notes. If there is limited trading of the Series F senior notes, this may adversely affect the price at which you can sell your Series F senior notes and your ability to sell at the time you want to sell.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the Series F senior notes will be approximately $395 million, after deducting the underwriting discount, fees and expenses payable by us.

We intend to use the net proceeds from the sale of the Series F senior notes, together with cash on hand and an additional $100 million draw under the New Term Loan, to redeem all of the outstanding $500 million aggregate principal amount of our 6% Series V senior notes due 2020 at an aggregate redemption price of $515 million. Pending application of the net proceeds, we may invest the net proceeds in short-term securities. Certain of the underwriters or their affiliates may hold our 6% Series V senior notes due 2020 and, as a result of the redemption thereof, may receive a portion of the net proceeds from this offering. See “Underwriting—Other Relationships.”

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED OPERATING PARTNERSHIP

UNIT DISTRIBUTIONS

The following table shows our ratio of earnings to fixed charges and preferred operating partnership units (“OP Units”) distributions for the periods indicated (in millions, except ratio amounts).

	Six months ended June 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges and preferred OP Unit distributions (a) (b)	3.3	3.8	4.0	1.7	1.1
Deficiency of earnings to fixed charges and preferred OP Unit distributions (b)						$(29)	$(169)

(a)	The ratio is calculated as the sum of pre-tax income from continuing operations before adjustments for non-controlling interest and income (loss) from equity investments plus amortization of capitalized interest, distributions from equity investments and fixed charges less capitalized interest and distributions on preferred OP Units divided by fixed charges which is the sum of interest expensed and capitalized, distributions on preferred OP Units and the estimate of interest within rental expense.
(b)	The six months ended June 30, 2015 and 2014 and the years ended December 31, 2014, 2013, 2012, 2011 and 2010 include depreciation and amortization expense of $355 million, $346 million, $701 million, $697 million, $722 million, $609 million and $550 million, respectively.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2015, on an actual basis and on an as adjusted basis to give effect to the estimated $395 million of net proceeds from this offering and use of proceeds therefrom, together with cash on hand and an anticipated additional $100 million draw under the New Term Loan, to redeem all of the outstanding $500 million aggregate principal amount of 6% Series V senior notes due 2020 at an aggregate redemption price of $515 million. Subsequent to June 30, 2015, we drew an additional $305 million under our Credit Facility revolver. The as adjusted column of the table reflects this borrowing as well as $300 million that we borrowed under the New Term Loan on September 10, 2015, the use of proceeds therefrom to repay $290 million of revolving Credit Facility borrowings, and the additional $100 million draw under the New Term Loan noted above.

	As of June 30, 2015
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents (1)	$262	$139

6% Series V senior notes due November 2020 (2)	$500	$—
6% Series Z senior notes due October 2021	300	300
5 1⁄4% Series B senior notes due March 2022	350	350
4 3⁄4% Series C senior notes due March 2023	450	450
3 3⁄4% Series D senior notes due October 2023	400	400
4% Series E senior notes due June 2025	499	499
2009 Exchangeable Senior Debentures due October 2029	395	395
4 1⁄2% Series F senior notes due February 2026 offered hereby (3)	—	399

Total senior notes	2,894	2,793
Credit facility	270	285
Term loans	500	900
Mortgage debt	389	389

Total debt	4,053	4,367
Limited partnership interest of third parties	186	186
Host L.P. capital:
General partner	1	1
Limited partner	7,313	7,023
Accumulated other comprehensive loss	(84)	(84)

Total of Host L.P. capital (4)	7,230	6,940
Non-controlling interests-consolidated partnerships	32	32

Total capital	7,262	6,972

Total capitalization	$11,501	$11,525

(1)	As adjusted cash and cash equivalents reflects the following:

Balance at June 30, 2015	$262
Issuance of Series F senior notes offered hereby (3)	395
Issuance of New Term Loan	400
Draws on Credit Facility revolver July 1, 2015 – October 6, 2015	305
Redemption of 6% Series V senior notes due 2020 (2)	(522)
Repayment on Credit Facility revolver with proceeds from the New Term Loan	(290)
Stock repurchase program July 1, 2015 – October 6, 2015	(261)
Dividend payment on July 15, 2015	(150)

As Adjusted Balance at June 30, 2015	$139

(2)	Reflects the redemption of $500 million of our 6% Series V senior notes due 2020 with proceeds from this offering, an additional $100 million draw under the New Term Loan and cash on hand. The cash payment reflects the $500 million of the principal redeemed, $15 million of cash prepayment premiums and accrued interest of approximately $7 million from the last interest payment date of August 1, 2015.
(3)	Reflects the issuance of $400 million of 4.500% Series F senior notes due 2026 offered hereby. The cash proceeds are net of $5 million of expected offering expenses, including the underwriting discount, original issue discount and other offering expenses.
(4)	The decrease in Host L.P. capital reflects the following:

Balance at June 30, 2015	$7,230
Estimated costs for the redemption of 6% Series V senior notes (a)	(29)
Stock repurchase program July 1, 2015 – October 6, 2015	(261)

As Adjusted balance at June 30, 2015	$6,940

(a)	includes accelerated amortization of deferred financing costs of $4 million, the anticipated interest expense from June 30, 2015 through the redemption date of $10 million and redemption costs of $15 million.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

General. On June 27, 2014, we entered into a senior revolving credit and term loan facility with Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Wells Fargo Bank, N.A., Deutsche Bank Securities Inc., The Bank of Nova Scotia, The Bank of New York Mellon, Credit Agricole Corporate & Investment Bank and Goldman Sachs Bank USA as co-documentation agents, and certain other agents and lenders. The credit facility allows for revolving borrowings in an aggregate principal amount of up to $1 billion, including a foreign currency subfacility for Canadian dollars, Australian dollars, New Zealand dollars, Japanese yen, Euros and British pound sterling and, if available to the lenders, Mexican pesos of up to the foreign currency equivalent of $500 million, subject to a lower amount in the case of New Zealand dollar and Mexican pesos borrowings. The credit facility also provides a term loan facility of $500 million (the “Original Term Loan”), a subfacility of up to $100 million for swingline borrowings in U.S. dollars, Canadian dollars, Euros or British pounds sterling and a subfacility of up to $100 million for issuances of letters of credit. Host L.P. also had the option to increase the aggregate principal amount of the revolving credit facility and/or term loan facility of the credit facility by up to $500 million, subject to obtaining additional loan commitments and satisfaction of certain conditions.

On September 10, 2015, we exercised this option and amended and restated the credit facility (as amended and restated, the “Credit Facility”) to add a new term loan in an initial aggregate principal amount of $300 million (the “New Term Loan” and, together with the Original Term Loan, the “Term Loans”), which we borrowed on September 10, 2015. We also have the option to borrow an additional $200 million in New Term Loans on a delayed basis through March 8, 2016 and plan to exercise this option for $100 million to partially fund the repayment of our Series V senior notes. We also amended the Credit Facility to retain the ability to add $500 million of additional revolving credit facility borrowings and/or term loans, subject to obtaining additional loan commitments and satisfaction of the other conditions specified in the Credit Facility.

The revolving credit facility has an initial scheduled maturity of June 2018, with the option for Host L.P. to extend the term for two additional six-month terms, subject to certain conditions, including the payment of an extension fee, and the Original Term Loan has an initial scheduled maturity of June 2017, with an option for Host L.P. to extend the term for two additional years, subject to certain conditions, including the payment of an extension fee. The New Term Loan will mature in September 2020.

Neither the revolving credit facility nor the Term Loans, as applicable, requires any scheduled amortization payments prior to maturity. The Term Loan is otherwise subject to the same terms and conditions as those in the Credit Facility regarding subsidiary guarantees and pledges of security interests in subsidiaries, operational covenants, financial covenants and events of default (as discussed below).

Collateral and Guarantees. The Credit Facility does not currently include any subsidiary guarantees or pledges of equity interests in our subsidiaries or any other security. In the event that Host L.P.’s leverage ratio exceeds 6.0x for two consecutive fiscal quarters at a time that Host L.P. does not have an investment grade long-term unsecured debt rating, certain of our direct and indirect subsidiaries will be required to guarantee indebtedness under the Credit Facility and the equity interests of such subsidiaries will be required to be pledged as security for amounts due under the Credit Facility and the guarantees. In the event that such guarantee and pledge requirement is triggered, the guarantees and pledges would ratably benefit the Credit Facility, as well as the notes outstanding under the 1998 Indenture and the Indenture and the Series F senior notes offered hereby, interest rate and currency hedges and certain other hedging and bank product arrangements with lenders that are parties to the Credit Facility. Even if triggered, the guarantees and pledges would only be required by certain U.S. and Canadian subsidiaries of Host L.P. and a substantial portion of our subsidiaries would not provide guarantees or pledges of equity interests. Further, if at any time our leverage ratio falls below 6.0x for two consecutive fiscal quarters or Host L.P. has an investment grade long-term unsecured debt rating, such guarantees and pledges may be released. As of June 30, 2015, our leverage ratio was 2.8x.

Prepayments. Voluntary prepayments of the loans under the Credit Facility are permitted in whole or in part without premium or penalty. The loans under the Credit Facility are required to be prepaid in the event that asset sales reduce adjusted total assets (using undepreciated real estate book values) to below $10 billion if we do not reinvest the proceeds of those asset sales in new properties. At June 30, 2015, we had adjusted total assets, as defined in our Credit Facility, of approximately $19.4 billion.

Financial Covenants. The Credit Facility contains covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage. We are permitted to make borrowings and maintain amounts outstanding under the Credit Facility so long as our leverage ratio is not in excess of 7.25x, our unsecured coverage ratio is not less than 1.75x and our fixed charge coverage ratio is not less than 1.25x. The financial covenants for the Credit Facility do not apply when there are no borrowings outstanding under the Credit Facility. Hence, so long as there are no amounts outstanding thereunder and the Term Loans are repaid, we would not be in default if we do not satisfy the financial covenants and we do not lose the potential to draw under the Credit Facility in the future if we were ever to regain compliance with the financial covenants. These calculations are performed based on pro forma results for the prior four fiscal quarters, giving effect to transactions such as acquisitions, dispositions and financings as if they had occurred at the beginning of the period. Under the terms of the Credit Facility, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the Credit Facility, amortization of debt premiums or discounts that were recorded at issuance of a loan to establish its fair value and non-cash interest expense due to the implementation in 2009 of accounting standards relating to our exchangeable debentures, all of which are included in interest expense on our consolidated statement of operations. Additionally, total debt used in the calculation of our leverage ratio is based on a “net debt” concept, under which cash and cash equivalents in excess of $100 million are deducted from our total debt balance.

The following table summarizes our actual credit ratios calculated under our Credit Agreement as of June 30, 2015 and the financial tests contained in the Credit Facility:

	Actual Ratio	Covenant Requirement
Unsecured interest coverage ratio (a)	9.4x	Minimum ratio of 1.75x
Leverage ratio	2.8x	Maximum ratio of 7.25x
Fixed charge coverage ratio	6.1x	Minimum ratio of 1.25x

(a)	If, at any time, our leverage ratio is above 7.0x, our minimum unsecured interest coverage ratio will decrease to 1.5x.

We were in compliance with all of our financial covenants under the Credit Facility as of June 30, 2015.

Interest and Fees. We pay interest on borrowings under the Credit Facility at floating rates equal to LIBOR plus a margin ranging from 87.5 to 155 basis points (depending on Host L.P.’s unsecured long-term debt rating). We also pay a facility fee on revolver borrowings under the Credit Facility ranging from 12.5 to 30 basis points, depending on our rating and regardless of usage. Based on Host L.P.’s long-term unsecured debt rating as of June 30, 2015, we were able to borrow at a rate of LIBOR plus 100 basis points and pay a facility fee of 20 basis points. We pay interest on the Term Loans at floating interest rates plus a margin ranging from 90 to 175 basis points (depending on Host L.P.’s unsecured long-term debt rating). Based on Host L.P.’s long-term unsecured debt rating as of June 30, 2015, our applicable margin on the Original Term Loan was 112.5 basis points and on the New Term Loan would be 110 basis points.

Other Covenants and Events of Default. The Credit Facility contains restrictive covenants on customary matters. Certain covenants are less restrictive at any time that our leverage ratio is below 6.0x, as currently is the case. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments, dividends and distributions contained in the Credit Facility will be superseded by the generally less restrictive corresponding covenants in the 1998 Indenture applicable when our senior notes are not rated investment grade. Additionally, the Credit Facility’s restrictions on incurrence of debt and the payment of dividends and distributions generally are consistent with the 1998 Indenture. These provisions, under certain circumstances, limit debt incurrence to debt incurred under the Credit Facility or in connection with a refinancing, and limit dividend payments to those necessary to maintain Host Inc.’s tax status as a REIT.

The Credit Facility also includes usual and customary events of default for facilities of this nature, and provides that, upon the occurrence and continuance of an event of default, payment of all amounts due under the Credit Facility may be accelerated and the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts due under the Credit Facility will automatically become due and payable and the lenders’ commitments will automatically terminate.

Senior Notes

As of June 30, 2015, we had the following series of existing senior notes and Exchangeable Senior Debentures outstanding:

Principal Amount (in millions)
6% Series V senior notes due November 2020 (1)	$500
6% Series Z senior notes due October 2021	300
5 1⁄4% Series B senior notes due March 2022	350
4 3⁄4% Series C senior notes due March 2023	450
3 3⁄4% Series D senior notes due October 2023	400
4% Series E senior notes due June 2025	499
2009 Exchangeable Senior Debentures due October 2029	395

Total	$2,894

(1)	All of our outstanding $500 million of 6% Series V senior notes due 2020 will be redeemed with the proceeds from this offering, an additional $100 million draw under the New Term Loan and cash on hand. The cash payment reflects the $500 million of the principal redeemed, $15 million of cash prepayment premiums and accrued interest of approximately $7 million from the last interest payment date of August 1, 2015.

General. The following summary is a description of the material provisions of the 1998 Indenture, the Indenture and the related supplemental indentures governing our existing senior notes, which we refer to collectively as the “senior notes indenture.” We pay interest on each series of our existing senior notes semi-annually in arrears at the respective annual rates indicated on the table above. Under the terms of our senior notes indenture, our existing senior notes are equal in right of payment with all of our senior unsecured indebtedness and senior to all of our subordinated obligations.

Pledges and Guarantees. Under the senior notes indenture, all Host L.P. subsidiaries which guarantee Host L.P. debt are required to similarly guarantee debt issuances under the senior notes indenture. Also, to the extent the equity of any subsidiaries of Host L.P. is pledged to secure borrowings under the Credit Facility, such collateral is likewise required to secure senior note issuances under the senior notes indenture. For a discussion of the guarantee and pledge requirements under the Credit Facility, see “—Credit Facility.” In the event that the guarantees of other indebtedness or the pledges securing the Credit Facility are released, under the terms of the senior notes indenture, such guarantees and pledges will also be released under the existing senior notes without the consent of the holders of senior notes.

Restrictive Covenants for Senior Notes Issued After We Attained an Investment Grade Rating

Our Series D and Series E senior notes have covenants customary for investment grade debt, substantially the same as the covenants for the Series F senior notes offered hereby. Because the Series D and Series E senior notes were issued after we attained an investment grade rating while all of our non-investment grade notes were issued before we had attained an investment grade rating, the covenants of the investment grade notes are different than the covenants applicable to our non-investment grade notes. See “—Restrictive Covenants for Senior Notes Issued Before We Attained an Investment Grade Rating.”

Under the terms of the investment grade notes, Host L.P.’s ability to incur indebtedness is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 1.5x by Host L.P. As calculated, this ratio excludes from interest expense items such as call premiums and deferred financing charges that are included in interest expense on Host L.P.’s consolidated statement of operations. In addition, the calculation is based on Host L.P.’s pro forma results for the four prior fiscal quarters, giving effect to certain transactions, such as acquisitions, dispositions and financings, as if they had occurred at the beginning of the period. Other covenants limiting Host L.P.’s ability to incur indebtedness include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate book values), maintaining secured indebtedness of less than 40% of adjusted total assets (using undepreciated real estate book values) and maintaining total unencumbered assets of at least 150% of the aggregate principal amount of outstanding unsecured indebtedness of Host L.P. and its subsidiaries. So long as Host L.P. maintains the required level of interest coverage and satisfies these and other conditions in the senior notes indenture, it may incur additional debt.

The following table summarizes our actual credit ratios calculated pursuant to the indenture financial tests for our Series D senior notes and Series E senior notes as of June 30, 2015:

	Actual Ratio	Covenant Requirement
Unencumbered assets to total unsecured indebtedness test	487%	Minimum ratio of 150%
Total indebtedness to adjusted total assets	21%	Maximum ratio of 65%
Secured indebtedness to adjusted total assets	2%	Maximum ratio of 40%
EBITDA-to-interest coverage ratio	8.1x	Minimum ratio of 1.5x

We were in compliance with all of the financial ratios applicable to our Series D and Series E senior notes as of June 30, 2015 in order for us to be able to incur additional indebtedness.

There are no restrictions on our ability to pay dividends.

Restrictive Covenants for Senior Notes Issued Before We Attained an Investment Grade Rating.

Currently, our senior notes have an investment grade rating from both Moody’s and Standard & Poor’s. As a result, many of the restrictive covenants contained in the senior notes indenture for our existing series of non-investment grade notes are not applicable, as they do not apply for so long as such series of notes maintain an investment grade rating from both Moody’s and Standard & Poor’s. The following primary covenants that continue to apply to our non-investment grade notes:

•	restrict our ability to sell all or substantially all assets or merge with or into other companies; and

•	require us to make an offer to repurchase the non-investment grade notes then currently outstanding upon the occurrence of a change of control.

If the non-investment grade notes are no longer rated investment grade by either or both of Moody’s and Standard & Poor’s, then the following covenants and other restrictions will be reinstated for the non-investment grade notes, but will not apply to the Series D or Series E senior notes or the Series F senior notes offered hereby, which have different covenants:

•	our ability to incur indebtedness and make distributions will be subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x. We will be able to make distributions to enable Host Inc. to pay dividends on its preferred stock, if any, under the senior notes indenture when our EBITDA-to-interest coverage ratio is above 1.7 to 1.0. This ratio is calculated in accordance with the terms of our senior notes indenture applicable to our non-investment grade notes based on pro forma results for the four prior fiscal quarters, giving effect to transactions such as acquisitions, dispositions and financings, as if they had occurred at the beginning of the period. Interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the Credit Facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value, and, during the year ended December 31, 2014, approximately $16 million of non-cash interest, which represents expense recorded as a result of the implementation in 2009 of an accounting requirement relating to our outstanding exchangeable debentures. These amounts are included in interest expense on our consolidated statements of operations;

•	other covenants limiting our ability to incur indebtedness and make distributions would include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate book values), excluding intangible assets, and maintaining secured indebtedness and subsidiary indebtedness of less than 45% of adjusted total assets (using undepreciated real estate book values). So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture applicable to our non-investment grade notes, we may make preferred or common OP Unit distributions and incur additional debt, including debt incurred in connection with an acquisition. Even if we are below the coverage levels otherwise required to incur debt and make distributions when our senior notes no longer are rated investment grade, we still will be permitted to incur certain types of debt, including (i) credit facility debt, (ii) refinancing debt, (iii) up to $400 million of mortgage debt which proceeds would be used to repay debt under the Credit Facility (and permanently reduce our ability to borrow under the Credit Facility by such amount) and (iv) up to $150 million of other debt. We also will be permitted to make distributions of estimated taxable income that are necessary to maintain Host Inc.’s REIT status;

•	a requirement to maintain unencumbered assets, based on undepreciated real estate book values, of not less than 125% of the aggregate amount of senior note debt, plus other debt not secured by mortgages. This coverage requirement must be maintained at all times and is distinct from the coverage requirements necessary to incur debt or make distributions discussed above (which consequences, where we fall below the coverage level, are limited to restricting our ability to incur new debt or make distributions, but which would not otherwise cause a default under our senior notes indenture); and

•	our ability to make distributions on, redeem or repurchase our OP Units; permit payment or distribution restrictions on certain of our subsidiaries; sell assets; enter into transactions with affiliates; and create certain liens will be restricted.

The following table summarizes the actual credit ratios for our non-investment grade notes as of June 30, 2015 and the covenant requirements contained in the senior notes indenture that would be applicable at such times as our senior notes no longer are rated investment grade by either of Moody’s or Standard & Poor’s. Even if we were to lose the investment grade rating, we would be in compliance with all of our financial covenants under the senior notes indenture:

	Actual Ratio	Covenant Requirement
Unencumbered assets to total unsecured indebtedness test	496%	Minimum ratio of 125%
Total indebtedness to adjusted total assets	21%	Maximum ratio of 65%
Secured indebtedness to adjusted total assets	2%	Maximum ratio of 45%
EBITDA-to-interest coverage ratio	8.2x	Minimum ratio of 2.0x

Differences Between the Investment Grade Notes and our Non-Investment Grade Notes. The covenants and restrictions under the indentures applicable to our investment grade notes and our Series F senior notes offered hereby are similar to each other but are different than the covenants and restrictions (and related defined terms included therein) applicable to our non-investment grade notes. Because our senior notes currently have an investment grade rating from both Moody’s and Standard & Poor’s, certain of the covenants that were applicable to the non-investment grade notes upon their issuance are no longer applicable. See “—Restrictive Covenants for Senior Notes Issued Before We Attained an Investment Grade Rating.” The covenants applicable to the investment grade notes are limited primarily to a limitation on incurrence of indebtedness covenant. See “—Restrictive Covenants for Senior Notes Issued After We Attained an Investment Grade Rating.” In the event the non-investment grade notes no longer have an investment grade rating and the restrictive covenants described above applicable to the non-investment grade notes are reinstated, those restrictive covenants will have different covenant levels than our investment grade notes and will not be applicable to the investment grade notes.

Also, unlike our non-investment grade notes, the supplemental indentures applicable to our investment grade notes will not require us to make an offer to repurchase the investment grade notes upon the occurrence of a change of control. For a more detailed description of the terms and conditions of the Series F senior notes, see the section entitled “Description of Series F Senior Notes” in this prospectus supplement.

Exchangeable Senior Debentures. On December 22, 2009, we issued $400 million of 2 1⁄2% Exchangeable Senior Debentures (the “Exchangeable Senior Debentures”) and received proceeds of $391 million, net of underwriting fees and expenses. The Exchangeable Senior Debentures mature on October 15, 2029 and are equal in right of payment with all of our existing senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders have the right to require us to repurchase the Exchangeable Senior Debentures on October 15, 2015, October 15, 2019 and October 15, 2024 at a price equal to 100% of the principal amount outstanding plus accrued interest. Holders also have the right to exchange the Exchangeable Senior Debentures prior to maturity under certain conditions, including at any time at which the closing price of Host Inc.’s common stock is more than 130% of the exchange price per share (currently $12.45) for at least 20 of 30 consecutive trading days of the prior calendar quarter, or at any time up to two days prior to the date on which the Exchangeable Senior Debentures have been called for redemption. We can redeem for cash all, or a portion of, the Exchangeable Senior Debentures at any time subsequent to October 20, 2015, at a redemption price of 100% of the principal amount plus accrued interest. If, at any time, we elect to redeem the Exchangeable Senior Debentures and the exchange value exceeds the cash redemption price, we would expect the holders to elect to exchange their Exchangeable Senior Debentures at the exchange value rather than receive the cash redemption price. The exchange value is equal to the applicable exchange rate multiplied by the price of Host Inc.’s common stock. Upon exchange, the Exchangeable Senior Debentures would be exchanged for Host Inc.’s common stock, cash, or a combination thereof, at our option. The Exchangeable Senior Debentures currently are exchangeable by holders at this time and each $1,000 of Exchangeable Senior Debentures would be exchanged for 80.3053 Host Inc. common shares (for an equivalent per share price of $12.45), for a total of 32.1 million shares. The exchange rate is adjusted for certain circumstances, including the payment of common dividends by Host Inc.

We separately account for the liability and equity components of the Exchangeable Senior Debentures in order to reflect the fair value of the liability component based on our non-convertible borrowing cost at the issuance date. Accordingly, we record the liability components at fair value as of the date of issuance and amortize the resulting discount as an increase to interest expense through the initial put option date, which is the expected life thereof. However, there is no effect of this accounting treatment on our cash interest payments. The initial allocations between the debt and equity components of the Exchangeable Senior Debentures, net of the original issue discount, based on the effective interest rate at the time of issuance was $316 million and $82 million, respectively. As of June 30, 2015, the debt carrying value and unamortized discount were $395 million and $5 million, respectively.

Mortgage and Other Debt

As of June 30, 2015, we had 10 assets that were encumbered by mortgage debt. Substantially all of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. As of June 30, 2015, secured debt represented approximately 10% of our total debt and our aggregate secured debt had an average interest rate of 4.9% and an average maturity of 3.9 years.

Mortgage Debt of Consolidated and Unconsolidated Partner Interests

For the entities that we consolidate in our financial statements that have third party non-controlling partnership interests, the portion of mortgage debt that is attributable to the non-controlling interests, based on their percentage of ownership of such partnerships and joint ventures, was approximately $92 million as of June 30, 2015 and is included on our balance sheet. Additionally, we have non-controlling interests in partnerships and joint ventures that are not consolidated and are accounted for under the equity method. The portion of the mortgage and other debt of these partnerships and joint ventures attributable to us, based on our percentage of ownership thereof, was $454 million at June 30, 2015. This debt balance is attributable to our approximately one-third ownership interest in the European joint venture, our 25% interest in the Asia/Pacific joint venture and our non-controlling interests in three domestic partnerships. The mortgage debt related to the hotels owned by our European joint venture contains operating covenants that could result in the joint venture being required to escrow cash from operations or make principal repayments without penalty. The debt of our European and Asia/Pacific joint ventures is non-recourse to us. In addition, we have jointly and severally guaranteed construction loans incurred by our Hyatt Maui and Hyatt Place Nashville joint ventures. For more information regarding these non-controlling partnership interests, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangements and Contractual Obligations—Off-Balance Sheet Arrangements” in our Form 10-K for the year ended December 31, 2014.

DESCRIPTION OF SERIES F SENIOR NOTES

The following description of the terms of the Series F senior notes (referred to in the accompanying prospectus as the “debt securities”) supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. For purposes of this section, references to “Host L.P.,” “we,” “our,” or “us” refer only to Host Hotels & Resorts, L.P. and its successors in accordance with the terms of the Indenture (as hereinafter defined) and not to our subsidiaries.

We will issue the Series F senior notes pursuant to an indenture, dated as of May 15, 2015, by and between Host Hotels & Resorts, L.P. and The Bank of New York Mellon, as trustee (the “Trustee”), as amended or supplemented from time to time (the “Indenture”). The terms of the Indenture include those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The following description is a summary of the material provisions of the Indenture and is not complete. The Indenture has been incorporated by reference as an exhibit to the registration statement, of which this prospectus supplement forms a part. You should read the Indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the accompanying prospectus or the Indenture.

Principal, Maturity and Interest

We will initially issue $400 million aggregate principal amount of Series F senior notes. The Indenture will provide that, in addition to the $400 million aggregate principal amount of Series F senior notes being issued on the Series Issue Date, we may also issue additional Series F senior notes having identical terms and conditions to the Series F senior notes offered hereby from time to time after this offering (the “Additional Notes”). Any issuance of Additional Notes is subject to compliance with the terms of the Indenture, including the covenant “—Certain Covenants—Limitation on Incurrence of Indebtedness.” The aggregate principal amount of Series F senior notes and Additional Notes will be unlimited in aggregate principal amount outstanding. Any such Additional Notes would be issued on the same terms as the Series F senior notes, would constitute part of the same series of securities as the Series F senior notes and would vote together as one series on all matters with respect to the Series F senior notes (although they may have a different CUSIP number). All references to the Series F senior notes herein include the Additional Notes, except as stated otherwise.

The Series F senior notes will mature on February 1, 2026. Interest on the Series F senior notes will accrue at the rate of 4.500% per annum and will be payable every six months in arrears on February 1 and August 1, commencing on February 1, 2016. We will make each interest payment to the holders of record of the Series F senior notes on the immediately preceding January 15 and July 15.

Interest on the Series F senior notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Series F senior notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Principal of, premium, if any, and interest on the Series F senior notes will be payable at the office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

Except as provided below, at our option, payment of interest may be made by check mailed to the holders of any Series F senior notes at the addresses set forth upon our registry books; provided, however, that holders of certificated Series F senior notes will be entitled to receive interest payments (other than at maturity) by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to the applicable interest payment date. Such wire instructions, upon receipt by the Trustee, will remain in effect until revoked by such holder. No service charge will be made for any registration of transfer or exchange of Series F senior notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until we designate otherwise, our office or agency will be the corporate trust office of the Trustee presently located at 101 Barclay Street, New York, New York 10286.

Optional Redemption

Prior to 90 days before maturity, upon not less than 15 nor more than 60 days’ notice, we may redeem the Series F senior notes at any time in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date). Any notice to the holders of Series F senior notes of such a redemption need not set forth the redemption price of such Series F senior notes but need only set forth the calculation thereof as described in the immediately preceding sentence. The redemption price, calculated as aforesaid, should be set forth in an Officer’s Certificate delivered to the Trustee no later than one Business Day prior to the redemption date.

Notwithstanding the foregoing, within the period beginning on or after 90 days before their maturity date, upon not less than 15 nor more than 60 days’ notice, we may redeem the Series F senior notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the applicable redemption date.

In connection with any redemption of the Series F senior notes, any such redemption may, in our discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

We are not prohibited from acquiring the Series F senior notes offered hereby by means other than a redemption, whether pursuant to an issuer tender offer, in open market transactions, or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

No sinking fund or other mandatory redemption is provided for the Series F senior notes.

Ranking

The Series F senior notes will be senior unsecured obligations, will rank senior to all of our future subordinated indebtedness and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, including our Credit Facility, the existing senior notes and any future series of senior notes issued pursuant to the Indenture.

The Series F senior notes and the existing senior notes will be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and to the indebtedness of our subsidiaries. For further information on ranking, see “Risk Factors—The Series F senior notes are effectively subordinated to our secured debt and to the liabilities of our subsidiaries” in this prospectus supplement and “Description of Debt Securities—General” in the accompanying prospectus.

Certain Covenants

The Indenture governing the Series F senior notes contains, among other things, the covenants set forth below.

Limitation on Incurrence of Indebtedness

Aggregate Debt Test. We will not, and will not cause or permit any of our Subsidiaries to, incur any Indebtedness, including, without limitation, Acquired Indebtedness, if, immediately after giving effect to the incurrence of that Indebtedness and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all of our outstanding Indebtedness and all of the outstanding Indebtedness of our Subsidiaries, determined on a consolidated basis in accordance with GAAP, is greater than 65% of the sum of, without duplication:

•	the Total Assets of us and our Subsidiaries as of the last day of the then most recently ended fiscal quarter; and

•	the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received, to the extent the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness, by us or any of our Subsidiaries since the end of that fiscal quarter, including the proceeds obtained from the incurrence of that additional Indebtedness, determined on a consolidated basis in accordance with GAAP.

Debt Service Test. We will not, and will not cause or permit any of our Subsidiaries to, incur any Indebtedness, including, without limitation, Acquired Indebtedness, if the ratio of Consolidated EBITDA to the Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of that Indebtedness and the application of the proceeds therefrom (determined on a consolidated basis in accordance with GAAP), and calculated on the assumption that:

•	the Indebtedness and any other Indebtedness, including, without limitation, Acquired Indebtedness, incurred by us or any of our Subsidiaries since the first day of the relevant four-quarter period had been incurred, and the application of the proceeds therefrom, including to repay or retire other Indebtedness, had occurred, on the first day of the period;

•	the repayment or retirement of any of our other Indebtedness (other than Indebtedness repaid or retired with the proceeds of any other Indebtedness, which repayment or retirement shall be calculated pursuant to the preceding bullet and not this bullet) or any other Indebtedness of our Subsidiaries since the first day of the relevant four-quarter period had occurred on the first day of the period; and

•	in the case of any acquisition or disposition by us or any of our Subsidiaries of any asset or group of assets, in any such case with a fair market value in excess of $1 million, since the first day of the relevant four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, that acquisition or disposition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

If the Indebtedness giving rise to the need to make the calculation listed above or any other Indebtedness incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Interest Expense, the interest rate on that Indebtedness shall be computed on a pro forma basis as if the average rate which would have been in effect during the entire relevant four-quarter period had been the applicable rate for the entire period.

Secured Debt Test. We will not, and will not cause or permit any of our Subsidiaries to, incur Secured Indebtedness, if, immediately after giving effect to the incurrence of the Secured Indebtedness and the application of the proceeds from the Secured Indebtedness on a pro forma basis, the aggregate principal amount, determined on a consolidated basis in accordance with GAAP, of all of our outstanding Secured Indebtedness and all outstanding Secured Indebtedness of our Subsidiaries is greater than 40% of the sum of, without duplication:

•	the Total Assets of us and our Subsidiaries as of the last day of the then most recently ended fiscal quarter; and

•	the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received, to the extent those proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness, by us or any of our Subsidiaries since the end of the relevant fiscal quarter, including the proceeds obtained from the incurrence of that additional Indebtedness, determined on a consolidated basis in accordance with GAAP.

Maintenance of Total Unencumbered Assets. We will have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all of our outstanding Unsecured Indebtedness and the outstanding Unsecured Indebtedness of our Subsidiaries, determined on a consolidated basis in accordance with GAAP.

The calculation of the ratios set forth in this Limitation on Incurrence of Indebtedness covenant shall be undertaken by us.

Limitation on Liens

Neither we nor any Subsidiary shall secure any Indebtedness under the Credit Facility or the existing senior notes by a Lien or suffer to exist any Lien on their respective properties or assets securing Indebtedness under the Credit Facility or the existing senior notes unless effective provision is made to secure the Series F senior notes equally and ratably with the Lien securing such Indebtedness for so long as Indebtedness under the Credit Facility or existing senior notes is secured by such Lien.

Future Pledges

The Series F senior notes will not initially be secured by pledges of equity interests in our subsidiaries and will be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness. In the event that the Credit Facility requires, our obligation to pay the principal of, premium, if any, and interest on the Series F senior notes will be secured by a pledge of the Capital Stock of certain of our direct and indirect subsidiaries, which pledge is, and will be, shared equally and ratably with the Credit Facility, the existing senior notes and certain other of our Indebtedness ranking pari passu in right of payment with the Series F senior notes, including, unless otherwise provided for in the applicable supplemental indenture, any series of senior notes issued under the Indenture in the future. See “Description of Other Indebtedness—Credit Facility—Collateral and Guarantees” for a description of the circumstances under which the Credit Facility, and, as a result the Series F senior notes offered hereby, will be secured and under what circumstances that security will be released.

Upon the complete and unconditional release of the pledge of any such Capital Stock in favor of the Credit Facility, the pledge of such Capital Stock as collateral securing all of our senior notes shall be automatically released; provided that should our obligations under the Credit Facility subsequently be secured by a pledge of such Capital Stock at any time, we must cause such Capital Stock to be pledged ratably and with at least the same priority for the benefit of holders of the Series F senior notes.

Future Guarantees

Each of our Subsidiaries that guarantees any of our Indebtedness (the “Guaranteed Indebtedness”) in the future will be required to guarantee the Series F senior notes offered hereby. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Series F senior notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the future guarantee of the Series F senior note required hereby or (B) subordinated in right of payment to the Series F senior notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the future guarantee of the Series F senior notes required hereby at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Series F senior notes. The Series F senior notes offered hereby will not initially be guaranteed by Host Hotels & Resorts, Inc. or any of our direct or indirect subsidiaries. See “Description of Other Indebtedness—Credit Facility—Collateral and Guarantees” for a description of the circumstances under which the Credit Facility, and, as a result the Series F senior notes offered hereby, will be guaranteed and under what circumstances those guarantees will be released.

Events of Default

For purposes of the “Events of Default” provision set forth in the accompanying prospectus, the first paragraph will superseded by the following:

“Event of Default” means with respect to the Series F senior notes, any of the following:

•	default in the payment of any interest upon the Series F senior notes when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of the Series F senior notes at its maturity;

•	a default in (a) Secured Indebtedness of Host L.P. or any of Host L.P.’s Subsidiaries with an aggregate principal amount in excess of 5% of Total Assets, or (b) other Indebtedness of Host L.P. or any of Host L.P.’s Subsidiaries with an aggregate principal amount in excess of $150 million, in either case, (A) resulting from the failure to pay principal or interest when due (after giving effect to any applicable extensions or grace or cure periods) or (B) as a result of which the maturity of such Indebtedness has been accelerated prior to its final stated maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee, or Host L.P. and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture; or

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Host L.P.

Certain Definitions

Set forth below are certain defined terms used in this prospectus supplement and the supplemental indenture to the Indenture. We refer you to the Indenture and the supplemental indenture to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus supplement for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a person (1) existing at the time such person is merged or consolidated with or into, or becomes a Subsidiary of us or (2) assumed by us or any of our Subsidiaries in connection with the acquisition of assets from that person; provided that Indebtedness of such person which is redeemed, defeased (including the deposit of funds in a valid trust for the exclusive benefit of holders and the trustee thereof, sufficient to repay such Indebtedness in accordance with its terms), retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such person is acquired shall not be included as Acquired Indebtedness. Acquired Indebtedness shall be deemed to be incurred on the date the acquired person is merged or consolidated with or into, or becomes a Subsidiary of, us or the date of the related acquisition, as the case may be.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated), including, without limitation, of corporate stock and partnership interests.

“Capitalized Lease” means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such person in accordance with GAAP.

“Consolidated EBITDA” for any period means our Consolidated Net Income and the Consolidated Net Income of our Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication: (1) interest expense on Indebtedness; (2) provision for taxes based on income; (3) amortization of debt discount and deferred financing costs; (4) gains and losses on sales or other dispositions of depreciable properties and other investments, other than from (i) sales of inventory and (ii) timeshare assets held for sale, in each case, in the ordinary course of business; (5) property depreciation and amortization, including any impairment charges; (6) the effect of any non-cash items; and (7) amortization of deferred charges, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of net income, or loss, for us and our Subsidiaries for such period, excluding, without duplication, (1) extraordinary items, (2) the portion of net income for us and our Subsidiaries allocable to non-controlling interests in unconsolidated persons to the extent that cumulative cash dividends or distributions have not actually been received by us or one of our Subsidiaries and (3) the portion of net losses for us and our Subsidiaries allocable to non-controlling interests in unconsolidated persons, all determined on a consolidated basis in accordance with GAAP.

“Credit Facility” means the credit facility established pursuant to the Third Amended and Restated Credit Agreement, dated as of September 10, 2015 among the Company, the other subsidiary borrowers named therein, Bank of America, N.A., as Administrative Agent, and other agents and lenders party thereto, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified or restructured from time to time (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereof), whether by the same or any other agent, lender or group of lenders (including by means of sales of debt securities to institutional investors).

“Indebtedness” means, with respect to any person, any indebtedness of that person, whether or not contingent, in respect of: (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments; (2) indebtedness secured by any Lien on any property or asset owned by such person, but only to the extent of the lesser of: (a) the amount of indebtedness so secured; and (b) the fair market value of the property subject to such Lien; (3) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or (4) any lease of property by such person as lessee which is required to be reflected on such person’s balance sheet as a capitalized lease in accordance with GAAP. Indebtedness also includes, to the extent not otherwise included, any obligation of that person to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, Indebtedness of the types referred to above of another person, it being understood that Indebtedness shall be deemed to be incurred by such person whenever such person shall create, assume, guarantee or otherwise become liable in respect thereof.

“Interest Expense” means, for any period, our interest expense and the interest expense of our Subsidiaries for such period, including, without duplication, (1) all amortization of debt discount, but excluding the amortization of fees or expenses incurred in order to consummate the sale of debt securities or to establish the Credit Facility, (2) all accrued interest, (3) all capitalized interest, and (4) the interest component of Capitalized Lease Obligations, all determined on a consolidated basis in accordance with GAAP.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement, or other encumbrance of any kind other than a Permitted Lien.

“Make-Whole Premium” means, with respect to any Series F senior note at any redemption date, the amount calculated by us of the excess, if any, of (a) the present value of the sum of the principal amount and all remaining interest payments (not including any portion of such payments of interest accrued as of the redemption date), discounted on a semi-annual bond equivalent basis from such maturity date to the redemption date at a per annum interest rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding the date of such redemption), plus 40 basis points, over (b) the principal amount of the Series F senior note being redeemed.

“Permitted Lien” means any of the following: (1) Liens imposed by governmental authorities for taxes, assessments or other charges where nonpayment thereof is not subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on our books in accordance with GAAP; (2) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that (a) the underlying obligations are not overdue for a period of more than 30 days, and (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on our books in accordance with GAAP; (3) Liens securing the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (4) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by us or any of our Subsidiaries) or interfere with the ordinary conduct of our business or that of any of our Subsidiaries; (5) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (6) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation; and (7) Liens securing on an equal and ratable basis the debt securities and any other Indebtedness.

“Secured Indebtedness” means any Indebtedness, including, without limitation, Acquired Indebtedness, secured by any Lien on any of our property or assets or any of the property or assets of our Subsidiaries, whether owned on the Series Issue Date or thereafter acquired.

“Series Issue Date” means October 14, 2015.

“Subsidiary” means, with respect to any person, at any date, any corporation, limited liability company, partnership, association or other entity (but excluding an individual), the accounts of which would be consolidated with those of such person in such person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as in effect from time to time.

“Total Assets” means, the sum of, without duplication, Undepreciated Real Estate Assets and all other assets, excluding intangibles, of ours and our Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means, the sum of, without duplication, those Undepreciated Real Estate Assets which are not subject to a Lien securing Indebtedness and all other assets, excluding intangibles, of ours and our Subsidiaries not subject to a Lien securing Indebtedness, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth above in “—Certain Covenants—Limitation on Incurrence of Indebtedness—Maintenance of Total Unencumbered Assets,” all investments by us and our Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost plus capital improvements) of our real estate assets and the real estate assets of our Subsidiaries on such date, before depreciation and amortization and impairments, all determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means, Indebtedness of ours or any of our Subsidiaries which is not secured by a Lien on any property or assets of ours or any of our Subsidiaries.

Book-Entry; Delivery; Form and Transfer

The Series F senior notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, called the “direct participants,” and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of participants. The direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a direct participant, called the “indirect participants.” DTC may hold securities beneficially owned by other persons only through the direct participants or indirect participants and such other person’s ownership interest and transfer of ownership interest will be recorded only on the records of the direct participant and/or indirect participant and not on the records maintained by DTC.

DTC has also advised us that, pursuant to DTC’s procedures, (1) upon issuance of the Global Notes, DTC will credit the accounts of the direct participants with portions of the principal amount of the Global Notes, and (2) DTC will maintain records of the ownership interests of such direct participants in the Global Notes and the transfer of ownership interests by and between direct participants, DTC will not maintain records of the ownership interests of, or the transfer of ownership interest by and between, indirect participants or other owners of beneficial interests in the Global Notes. Direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the Global Notes.

Clearstream. Clearstream Banking, société anonyme (“Clearstream”) is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear . Euroclear Bank S.A./N.V. (“Euroclear”) was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Series F senior notes sold outside of the United States and cross-market transfers of the Series F senior notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time. Neither we, nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When Series F senior notes are to be transferred from the account of a DTC participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive Series F senior notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the Series F senior notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to DTC seller on the settlement date. As a result, to a DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Participant or Euroclear Participant wishes to transfer Series F senior notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these Series F senior notes against payment for them. The payment will then be reflected in the account of the Clearstream Participant or Euroclear Participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream Participant’s or Euroclear Participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Series F senior notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Series F senior notes are registered (including Series F senior notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on global notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither of us or the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC’s records or any direct participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any direct participant’s or indirect participant’s records relating to the beneficial ownership interests in any Global Note or (2) any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Series F senior notes is to credit the accounts of the relevant direct participants with such payment on the payment date in amounts proportionate to such direct participant’s respective ownership interests in the Global Notes as shown on DTC’s records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or us. Neither of us or the Trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

The Global Notes will trade in DTC’s “Same-Day Funds Settlement System” and, therefore, transfers between direct participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a direct participant will be effected in accordance with the procedures of such direct participant but generally will settle in immediately available funds.

DTC has advised that it will take any action permitted to be taken by a holder of Series F senior notes only at the direction of one or more direct participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Series F senior notes as to which such direct participant or direct participants has or have given direction. However, if there is an Event of Default under the Series F senior notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its direct participants) for legended Series F senior notes in certificated form, and to distribute such certificated forms of Series F senior notes to its direct participants. See “—Transfers of Interests in Global Notes for Certificated Notes.”

The information in this section concerning DTC and its book-entry system and Euroclear and Clearstream has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Transfers of Interests in Global Notes for Certificated Notes

An entire Global Note may be exchanged for definitive notes in registered, certificated form without interest coupons if (1) DTC (x) notifies us that it is unwilling or unable to continue as Depositary for the Global Notes and we thereupon fail to appoint a successor Depositary within 90 days or (y) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we thereupon fail to appoint a successor Depositary, (2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of certificated notes or (3) upon the request of the Trustee or holders of a majority of the outstanding principal amount of Series F senior notes, if there shall have occurred and be continuing a Default or an Event of Default with respect to the Series F senior notes. In any such case, we will notify the Trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such Global Note, certificated notes will be issued to each person that such direct participants and indirect participants and DTC identify as being the beneficial owner of the related Series F senior notes.

Beneficial interests in Global Notes held by any direct participant or indirect participant may be exchanged for certificated notes upon request to DTC, by such direct participant (for itself or on behalf of an indirect participant), and to the Trustee in accordance with customary DTC procedures, certificated notes delivered in exchange for any beneficial interest in any Global Notes will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct participants or indirect participants (in accordance with DTC’s customary procedures).

Neither of us nor the Trustee will be liable for any delay by the holder of any Global Notes or DTC in identifying the beneficial owners of Series F senior notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Same Day Settlement and Payment

The Indenture requires that payments in respect of the Series F senior notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to certificated notes, we will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The Series F senior notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Series F senior notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear Participant or Clearstream Participant purchasing an interest in a Global Note from a direct participant will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear Participant or Clearstream Participant to a direct participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Series F senior notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Series F senior notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the Series F senior notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons purchasing the Series F senior notes for cash at original issue and at their issue price (the first price at which a substantial amount of the Series F senior notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers)). Moreover, the effect of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “U.S. Holder” means a beneficial owner of the Series F senior notes who or that is or is treated for U.S. federal income tax purposes as:

•	an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, (ii) the trust was in existence on August 20, 1996 and it has elected to continue to be treated as a U.S. person.

No rulings from the IRS have been or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Series F senior notes or that any such position would not be sustained. If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds the Series F senior notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor as to the tax consequences of the partnership’s purchase, ownership and disposition of the Series F senior notes.

This discussion is for information purposes only and is not intended as tax advice. Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws or any tax treaties.

U.S. Holders

Interest

Payments of stated interest on the Series F senior notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Series F Senior Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Series F senior note equal to the difference between the amount realized upon the disposition (less the amount allocable to any accrued and unpaid interest, which will be taxed as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Series F senior note. A U.S. Holder’s adjusted tax basis in a Series F senior note generally will be the U.S. Holder’s cost therefor, reduced by any principal payments previously received with respect to the Series F senior note. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the Series F senior note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to information reporting and a backup withholding tax with respect to interest on the Series F senior notes and the proceeds received upon the sale or other disposition of such Series F senior notes. Certain U.S. Holders are generally not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS, generally on a U.S. federal income tax return.

Non-U.S. Holders

A non-U.S. Holder is a beneficial owner of the Series F senior notes who is not a U.S. Holder and is not a partnership or other entity taxable as a partnership for U.S. federal income tax purposes.

Interest

Subject to the discussions below on backup withholding and FATCA (as defined herein), payments of interest made to a non-U.S. Holder will not be subject to a U.S. federal withholding tax of 30% (or, if applicable, a lower income tax treaty rate) provided that such payments are not effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business and:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of our capital or profits interest;

•	such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received its Series F senior notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-U.S. Holder certifies in a statement provided to us or our paying agent under penalties of perjury that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Series F senior notes on behalf of the non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides us or our paying agent with a copy of such statement, or (3) the non-U.S. Holder holds its Series F senior notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest under an income tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a non-U.S. Holder must generally provide us or our paying agent with a properly executed IRS Form W-8BEN or W-8BEN-E and claim this reduction or exemption on the form. In some cases, a non-U.S. Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files. A non-U.S. Holder generally will also be exempt from withholding tax on interest if such interest is effectively connected with such holder’s conduct of a U.S. trade or business (as described below) and the holder provides us or our paying agent with a properly executed IRS Form W-8ECI.

The certification requirements described above may require a non-U.S. Holder that claims the benefit of an income tax treaty to also provide its U.S. taxpayer identification number. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. persons.

Sale or Other Taxable Disposition of the Series F Senior Notes

Subject to the discussions below on backup withholding and FATCA, a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a Series F senior note that is not effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business. However, an individual non-U.S. Holder who was present in the United States for 183 days or more in the taxable year of the disposition and meets certain other conditions will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower income tax treaty rate) on, and will be required to file a U.S. federal income tax return with respect to, any gain derived from the disposition. Such gain may be offset by certain U.S. source capital losses of the non-U.S. Holder (even though the individual is not considered a resident of the United States) provided the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

U.S. Trade or Business

If interest or gain from a disposition of the Series F senior notes is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business, and, if an income tax treaty applies, the non-U.S. Holder maintains a U.S. “permanent establishment” to which the interest or gain is attributable, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest received with respect to the Series F senior notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided on IRS Form W-8ECI). A foreign corporation that is a holder of a Series F senior note also may be subject to a branch profits tax at a rate of 30% on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a Series F senior note or gain recognized on the disposition of a Series F senior note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding generally will not apply to payments of interest made by us or our paying agent to a non-U.S. Holder of a Series F senior note if the holder meets the identification and certification requirements discussed above under “Non-U.S. Holders—Interest” for reduction in or exemption from U.S. federal withholding tax or otherwise establishes an exemption. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-U.S. Holder of a Series F senior note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker has certain connections to the United States.

Payment of the proceeds from a disposition by a non-U.S. Holder of a Series F senior note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. Holder or beneficial owner establishes an exemption from information reporting and backup withholding.

Non-U.S. Holders should consult their own tax advisors regarding application of withholding, information reporting and backup withholding in their particular circumstance and the availability of any procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if the payor knows or has reasons to know that the certification may be false. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS, generally on a U.S. federal income tax return.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, a Series F senior note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will apply to payments of interest on a Series F senior note regardless of when they are made and to payments of gross proceeds from the sale or other disposition of a Series F senior note on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Series F senior notes.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Series F senior notes set forth opposite its name below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$85,000,000
J.P. Morgan Securities LLC	85,000,000
Goldman, Sachs & Co.	41,000,000
Deutsche Bank Securities Inc.	41,000,000
BNY Mellon Capital Markets, LLC	19,000,000
Credit Agricole Securities (USA) Inc.	19,000,000
Scotia Capital (USA) Inc.	19,000,000
Wells Fargo Securities, LLC	19,000,000
PNC Capital Markets LLC	12,000,000
Suntrust Robinson Humphrey, Inc.	12,000,000
U.S. Bancorp Investments, Inc.	12,000,000
BBVA Securities Inc.	6,000,000
Morgan Stanley & Co. LLC	6,000,000
RBC Capital Markets, LLC	6,000,000
Regions Securities LLC	6,000,000
SMBC Nikko Securities Americas, Inc.	6,000,000
UBS Securities LLC	6,000,000

Total	$400,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Series F senior notes sold under the underwriting agreement if any of these Series F senior notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The offering of the Series F senior notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Series F senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Series F senior notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The representatives have advised us that the underwriters propose initially to offer the Series F senior notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Series F senior notes to certain dealers at such prices less a concession not in excess of 0.400% of the principal amount of the Series F senior notes. The underwriters may allow, and such dealers may re-allow, a concession not in excess of 0.250% of the principal amount of the Series F senior notes to certain other dealers. After the initial offering, the public offering price or any other term of the offering may be changed.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering.

Underwriters	Paid by Host L.P.
Per Series F senior note	0.650%
Total	$2,600,000

The expenses of the offering, not including the underwriting discount, are estimated at $900,000 and are payable by us.

New Issue of Notes

The Series F senior notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Series F senior notes on any national securities exchange or for inclusion of the Series F senior notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Series F senior notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Series F senior notes or that an active public market for the Series F senior notes will develop. If an active public trading market for the Series F senior notes does not develop, the market price and liquidity of the Series F senior notes may be adversely affected. If the Series F senior notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, from the date of this prospectus supplement through the settlement date, without first obtaining the prior written consent of the underwriters, directly or indirectly, offer, sell, contract to sell or otherwise transfer or dispose of any debt securities or any warrants, rights or options to purchase or otherwise acquire debt securities substantially similar to the Series F senior notes, except for the Series F senior notes sold to the underwriters pursuant to the underwriting agreement and commercial paper issued in the ordinary course of business.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Series F senior notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Series F senior notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Series F senior notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series F senior notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Series F senior notes or preventing or retarding a decline in the market price of the Series F senior notes. As a result, the price of the Series F senior notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series F senior notes.

In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions and have in the past and may in the future engage in various activities, which may include securities trading, investment banking, commercial banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities or other transactions of a financial nature with us or our affiliates, including the provision of advisory services and the making of loans to us and our affiliates, for which they would receive customary fees or other payments. In particular, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the administrative agent and a lender under our Credit Facility. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the syndication agent and a lender, and Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., is a documentation agent and a lender under our Credit Facility. Deutsche Bank Securities LLC is a documentation agent under our Credit Facility and Deutsche Bank AG, New York Branch, an affiliate of Deutsche Bank Securities LLC, is a lender under our Credit Facility. Those underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may, in the future, hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series F senior notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Series F senior notes offered hereby. Certain of the underwriters or their affiliates also hold our 6% Series V senior notes due 2020 and, as a result of the redemption thereof as set forth under the heading “Use of Proceeds” in this prospectus supplement, will receive a portion of the net proceeds from this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve our securities and/or other of our financial instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of Series F senior notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Series F senior notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of Series F senior notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Series F senior notes. Accordingly any person making or intending to make an offer in that Relevant Member State of Series F senior notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Series F senior notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Series F senior notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Series F senior notes to be offered so as to enable an investor to decide to purchase or subscribe the Series F senior notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Series F senior notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Series F senior notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Series F senior notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Series F senior notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Series F senior notes offered should conduct their own due diligence on the Series F senior notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The Series F senior notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Series F senior notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Series F senior notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Series F senior notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series F senior notes may not be circulated or distributed, nor may the Series F senior notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Series F senior notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Canada

The Series F senior notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument

31-103 Registration Requirement, Exemptions and Ongoing Registrant Obligations. Any resale of the Series F senior notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Latham & Watkins LLP, Washington, District of Columbia will issue an opinion with respect to the validity of the Series F senior notes offered by this prospectus supplement and the accompanying prospectus for us. Certain legal matters relating to this offering will be passed on for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The (i) consolidated financial statements of Host Hotels & Resorts, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, the schedule of Real Estate and Accumulated Depreciation as of December 31, 2014, and management’s assessment of the effectiveness of Host Hotels & Resorts, Inc.’s internal control over financial reporting as of December 31, 2014, and (ii) consolidated financial statements of Host Hotels & Resorts, L.P. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and the schedule of Real Estate and Accumulated Depreciation as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus supplement and information that we file later with the SEC prior to the termination of this offering will automatically update and supersede the information contained in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC. We incorporate by reference the documents listed below and any filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (in each case, other than information in such documents that is deemed not to be filed):

•	the Combined Annual Report of Host Inc. and Host L.P. on Form 10-K for the fiscal year ended December 31, 2014 filed on February 25, 2015 (including information specifically to be incorporated by reference therein from Host Inc.’s Proxy Statement for its 2015 Annual Meeting);

•	the Combined Quarterly Reports of Host Inc. and Host L.P. on Form 10-Q for the quarter ended March 31, 2015 filed on May 1, 2015 and June 30, 2015 filed on July 31, 2015;

•	the Combined Current Reports of Host Inc. and Host L.P. on Form 8-K filed on April 16, 2015, May 8, 2015, May 18, 2015 and September 14, 2015; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering.

The accompanying prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. Neither this prospectus supplement nor the accompanying prospectus contains all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.hosthotels.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other report or filing filed with the SEC. Our statements in this prospectus supplement concerning the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit into that information. You may obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by requesting them in writing or by telephone from:

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attn: Secretary

(240) 744-1000.

PROSPECTUS

Host Hotels & Resorts, L.P.

$2,000,000,000

Debt Securities

We may offer and sell up to $2,000,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “Commission” or “SEC”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $2,000,000,000 as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise specified or the context otherwise requires, references to “Host Inc.” mean Host Hotels & Resorts, Inc. and references to “Host L.P.” mean Host Hotels & Resorts, L.P. and its consolidated subsidiaries in cases where it is important to distinguish between Host Inc. and Host L.P. We use the terms “we,” “our” or “the company” to refer to Host Inc. and Host L.P. together, unless the context indicates otherwise. Host Inc. and Host L.P. file combined periodic reports with the SEC, certain of which are incorporated by reference herein. When we refer to “you,” we mean the holders of the applicable series of securities.

This prospectus and the documents incorporated by reference herein contain registered trademarks, service marks and brand names that are the exclusive property of their respective owners, which are companies other than us, including Marriott®, Ritz-Carlton®, Hyatt®, Four Seasons®, Fairmont®, Hilton®, Renaissance®, Westin®, Sheraton®, W®, The Luxury Collection®, St. Regis®, Swissôtel®, Le Meridien®, Novotel®, ibis®, Pullman® and Delta®. None of the owners of these trademarks, service marks or brand names, their affiliates or any of their respective officers, directors, agents or employees, is an issuer or underwriter of the debt securities being offered hereby. In addition, none of such persons has or will have any responsibility or liability for any information contained in this prospectus or the documents incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.hosthotels.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	The Combined Annual Report of Host Inc. and Host L.P. on Form 10-K for the fiscal year ended December 31, 2014 filed on February 25, 2015 (including information specifically to be incorporated by reference therein from our Proxy Statement for our 2015 Annual Meeting).

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

HOST HOTELS & RESORTS, INC.

6903 ROCKLEDGE DRIVE, SUITE 1500

BETHESDA, MARYLAND, 20817

ATTN: SECRETARY

TELEPHONE: (240) 744-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

Host Hotels & Resorts, Inc. (“Host Inc.”) is a Maryland corporation that operates as a self-managed and self-administered real estate investment trust (“REIT”). Host Inc. owns properties and conducts operations through Host Hotels & Resorts, L.P., a Delaware limited partnership (“Host L.P.”), of which Host Inc. is the sole general partner and in which it holds approximately 99% of the partnership interests as of March 30, 2015. Host Inc. has the exclusive and complete responsibility for Host L.P.’s day-to-day management and control.

Host Inc. is the largest lodging REIT and one of the largest owners of luxury and upper upscale hotels. As of March 30, 2015, our consolidated lodging portfolio consisted of 113 primarily luxury and upper upscale hotels containing approximately 59,000 rooms, with the majority located in the United States, and with 16 of the properties located outside of the United States in Australia, Brazil, Canada, Chile, Mexico and New Zealand. In addition, we own non-controlling interests in two international joint ventures: a joint venture in Europe, which owns 19 luxury and upper upscale hotels with approximately 6,500 rooms in France, Italy, Spain, the Netherlands, the United Kingdom, Belgium, Poland, Sweden and Germany; and a joint venture in Asia/Pacific, which owns one upscale hotel in Australia and minority interests in three operating hotels, two upscale and one midscale, in India and four additional hotels in India currently under development. We also hold non-controlling investments in two hotels and a timeshare joint venture.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817. Our phone number is (240) 744-1000. Our Internet website address is www.hosthotels.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or the accompanying prospectus supplement.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. For more information, see the section entitled “Where You Can Find More Information” in this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED OPERATING PARTNERSHIP

UNIT DISTRIBUTIONS

The following table shows our ratio of earnings to fixed charges and preferred operating partnership unit (“OP Units”) distributions for the periods indicated (in millions, except ratio amounts).

	Year ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges and preferred OP Unit distributions (a) (b) (c)	4.0	1.7	1.1
Deficiency of earnings to fixed charges and preferred OP Unit distributions (b) (c)				$(29)	$(169)

(a)	The ratio is calculated as the sum of pre-tax income from continuing operations before adjustments for non-controlling interest and income (loss) from equity investments plus amortization of capitalized interest, distributions from equity investments and fixed charges less capitalized interest and distributions on preferred OP Units divided by fixed charges which is the sum of interest expensed and capitalized, distributions on preferred OP Units and the estimate of interest within rental expense.
(b)	The years ended December 31, 2014, 2013, 2012, 2011 and 2010 include depreciation and amortization expense of $701 million, $697 million, $722 million, $609 million and $550 million, respectively.
(c)	Under the terms of the indenture to be applicable to the debt securities offered hereby, as well as the terms of our other existing debt securities, the additional non-cash interest expense to be recorded as a result of the implementation of an accounting requirement regarding convertible debt instruments that may be settled in cash upon conversion (approximately $16 million for the year ended December 31, 2014) will not be included in the definition of “interest expense” as that term is used in the various restrictive covenants to which such debt securities are subject under the indenture. The additional non-cash interest expense is, however, included in the generally accepted accounting principles determination of the ratios of earnings to fixed charges and preferred OP Unit distributions calculated above.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of such series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities offered under this prospectus may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and The Bank of New York Mellon, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Host L.P.,” “we,” “our” or “us” refer to Host Hotels & Resorts, L.P. and its successors, but excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, if any, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates, if any, on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and any integral multiple on $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange if the debt securities of such series are redeemed;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the debt securities, including with respect to covenants and events of default; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the “Depositary”), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into another person, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets, in one or more related transactions, to any person (in each case, a “successor person”) unless:

•	we are the surviving limited partnership or the successor person (if other than Host L.P.) is an entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture by a supplemental indenture executed and delivered to the trustee; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Reports

The indenture will provide that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall deliver to the Trustee and to each holder, within 15 days after we are or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants, as such would be required in such reports to the Commission, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required. Whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability and will make such information available to securities analysts and prospective investors upon request. (Section 4.2)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any debt security of that series at its maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee, or Host L.P. and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Host L.P.;

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration and its consequences if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall deliver to each holder of the debt securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	to conform the text to the description of debt securities or description of notes sections of any prospectus or prospectus supplement with respect to the debt securities of any series. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any amendment or waiver without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default or event of default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities, to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series not yet cured; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

U.S. GAAP for Covenant Calculations

Unless amended by prospectus supplement, “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any financial covenant or covenant contained herein or in any board resolution, a supplemental indenture or an officer’s certificate for any series of debt securities requiring calculations that are determined with reference to GAAP, such compliance shall be determined in accordance with GAAP as in effect on the date of the indenture; provided, however, (1) all computations made under the indenture (whether or not such computations specifically reference GAAP) relating to the notional amount of indebtedness or interest expense associated with such indebtedness shall be made without giving effect to any generally accepted accounting principles requiring that such indebtedness be marked to market, and the effects of the Accounting Standards Codification of the Financial Accounting Standards Board (“FASB ASC”) 825 and FASB ASC 470-20 on financial liabilities will be disregarded, (2) any generally accepted accounting principles requiring (x) any fair value adjustment that would cause any indebtedness or contracts to be marked to market, including capitalized liabilities based on the fair value of contracts, (y) the recording of convertible debt at fair value and (z) acquisition costs that were capitalized prior to the adoption of Financial Accounting Standards Board 141-R (subsequent to the codification, this standard is now included in FASB ASC 805) to be expensed as incurred shall, in each case, be disregarded and (3) the determination of a Subsidiary with respect to any person shall be based in accordance with GAAP as in effect from time to time. As a result, the value of amounts used in the calculation of our covenants such as interest expense, the recorded value of debt acquired or assumed, and total assets will be different from amounts presented in our financial statements.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York. (Section 10.10)

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, the “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters, dealers or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Host Hotels & Resorts, L.P. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The (i) consolidated financial statements of Host Hotels & Resorts, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, the schedule of Real Estate and Accumulated Depreciation as of December 31, 2014, and management’s assessment of the effectiveness of Host Hotels & Resorts, Inc.’s internal control over financial reporting as of December 31, 2014, and (ii) consolidated financial statements of Host Hotels & Resorts, L.P. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and the schedule of Real Estate and Accumulated Depreciation as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$400,000,000

Host Hotels & Resorts, L.P.

4.500% Series F Senior Notes due 2026

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

Goldman, Sachs & Co.

Deutsche Bank Securities

BNY Mellon Capital Markets, LLC

Credit Agricole CIB

Scotiabank

Wells Fargo Securities

PNC Capital Markets LLC

SunTrust Robinson Humphrey

US Bancorp

BBVA

Morgan Stanley

RBC Capital Markets

Regions Securities LLC

SMBC Nikko

UBS Investment Bank

October 8, 2015